Exhibit 99.1

NEWS RELEASE

TRACK DATA ANNOUNCES PLAN TO
DELIST FROM NASDAQ AND DEREGISTER ITS COMMON STOCK

Brooklyn, NY – November 23 2009 - Track Data Corporation (NASDAQ-TRAC) today announced that it will voluntarily delist its common stock from NASDAQ and, based upon ownership of its shares by fewer than 300 holders of record, deregister its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The NASDAQ delisting is expected to become effective on or about December 14, 2009, at which time trading on NASDAQ will cease.  The common stock may thereafter be eligible for quotation on the Pink Sheets if market makers commit to making a market in the Company’s shares.  The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for over-the-counter securities in real time. The Company can provide no assurance that trading in its common stock will continue on the Pink Sheets or otherwise.

The Company anticipates that its obligation to file current and periodic reports (8-K’s and 10-K’s/Q’s) under the Exchange Act will be suspended on or about the date of the NASDAQ delisting, and that all requirements associated with being an Exchange Act-registered company, including the requirement to file current and periodic reports, will terminate permanently 90 days thereafter.

As previously announced, the Company has received notice from NASDAQ that the market value of its publicly held shares is below the minimum threshold for continued listing and that NASDAQ intends to delist the Company’s common stock from the NASDAQ Global Market if the market value does not satisfy the minimum threshold for a requisite period of time by December 14, 2009.  In light of the decision of the Board of Directors to delist the common stock, the Company will neither appeal a Global Market delisting nor seek to transfer the listing to the NASDAQ Capital Market.

In deciding to delist the Company's common stock from NASDAQ and deregister its common stock under the Exchange Act, the Board of Directors concluded that the costs of maintaining the NASDAQ listing and remaining a public reporting company, including costs of compliance, the demands on management time and the Company resources required to maintain its listed and registered status, outweigh the benefits to the Company and its shareholders of continued NASDAQ listing and Exchange Act registration.

Track Data Corporation provides market data, financial information, quote systems and trading platforms for both professional and individual traders.  The hallmark of Track Data's products and services is fast, reliable technology built by outstanding software engineers in conjunction with investment professionals who have years of stock and options trading experience.

CONTACT: Track Data Corporation
            Laurel Louison,
            718-522-0222
            laurel_louison@trackdata.com